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                                                                   EXHIBIT 10.21

                              Novo Mediagroup, Inc.
                          222 Sutter Street, 6th Floor
                            San Francisco, CA 94108

                                 March 1, 2000

BDM, Inc.
1675 Broadway
New York, NY 10019

Gentlemen:

     This letter is to memorialize our agreements concerning certain matters relating to our relationship. For the purposes of this letter agreement, references to "NOVO" will refer to Novo Mediagroup, Inc. and references to BDM will refer to BDM, Inc. For good and valuable consideration, we have agreed as follows:

     1. Novo is a preferred provider of Internet professional services to The MacManus Group's operating companies and their clients under that certain Acknowledgment dated August 31, 1999 (the "Acknowledgment"). BDM, as the parent company of The MacManus Group, has agreed to further define and develop the "preferred provider" relationship with NOVO, and in doing so give NOVO certain assurance that it will obtain a minimum level of revenue from BDM clients over the next several years, as described below:

          (a) BDM will use its best efforts to refer to and maintain at NOVO BDM Client relationships sufficient to generate at least $30,000,000 of total revenue for NOVO (the "Base Revenue Amount") during the period from January 1, 2000 through December 31, 2002 (the "Measuring Period"). A "BDM Client" refers to an entity that retains NOVO to provide services (i) at time when such entity is also a client of BDM or any BDM affiliated companies (i.e., entities controlled by, controlling or under common control with BDM), or (ii) as a direct result of an introduction made to NOVO by BDM or any BDM affiliated companies. In no event will "BDM Client" include any client who was a client of NOVO within the one year period prior to such entity first becoming a client of BDM or its affiliated companies. It is understood in any case that each of the clients listed on Annex A hereto constitute BDM Clients for purposes of this agreement.

          (b) If, during the Measuring Period, (i) a BDM Client terminates its relationship with NOVO for any reason related to NOVO's failure to provide services to that client's satisfaction, as determined in the client's sole discretion, or (ii) NOVO terminates its relationship with a BDM Client for any reason, the Base Revenue Amount will be reduced by the greater of (x) the revenue projected in good faith to be earned by NOVO from such BDM Client through the then remaining portion of the Measuring Period (based on client budgets, project proposals and/or other objective criteria), and (y) the average monthly revenue actually generated by such BDM Client for NOVO during the 12-month period immediately preceding such termination multiplied by the number of months then remaining until the end of the
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Measuring Period. If the BDM Client relationship is terminated in part and not in its entirety, such as with respect to only a particular project or projects, the foregoing adjustment in the Base Revenue Amount will be calculated on a proportionate basis, using the greater of the projected or actual revenue (as described above) generated in respect of the portion of the relationship so terminated. In addition, if during the Measuring Period a bona fide client project or relationship is referred to NOVO by BDM or any BDM affiliated company, or from any then existing BDM Client, and such project or relationship is declined by NOVO, the Base Revenue Amount will be reduced by the amount of revenue which could reasonably be expected to be earned by NOVO from such client project or relationship through the then remaining portion of the Measuring Period. (It is understood that NOVO's declining an invitation to submit a request for proposal for a prospective client project, where NOVO would be competing against several other agencies for such project, will not, in and of itself, result in an adjustment of the Base Revenue Amount under the immediately preceding sentence.)

          (c) If the total amount of revenue generated from BDM Clients during the Measuring Period is less than the Base Revenue Amount, as computed under
(a) and (b) above, BDM will pay NOVO an amount equal to 15% of the amount by which such cumulative revenue is less than $30,000,000. Such payment, if any, will be due on March 31, 2003, and will represent satisfaction in full of any and all obligations of BDM under paragraph 1 of this letter agreement, and the sole recourse of NOVO for any violation by BDM of this letter agreement.

          (d) Each time NOVO is retained by a BDM Client, NOVO will provide BDM the identity of the BDM Client and the expected revenue to be generated from such client. NOVO will provide BDM with a report within 30 days after the end of each calendar quarter during the Measuring Period showing the amount of revenue earned by NOVO from BDM Clients during the quarter then ended, and on a cumulative basis since the commencement of the Measuring Period.

     2. In connection with NOVO's anticipated reincorporation to Delaware and possible Initial Public Offering, NOVO anticipates adopting a Board structure involving three year staggered terms. In such event, NOVO covenants that BDM's current two Board representatives will be installed in the last to expire Board terms. In any case, should BDM cease, without its consent, to have two representatives on the Company's Board at any time during the three-year period commencing as of the date of this agreement, BDM shall have the right to terminate this agreement upon written notice to NOVO (it being understood that should a BDM Board representative cease to be a director due to his death, disability or resignation from the Board, BDM's right to so terminate this agreement will not come into effect unless a new BDM Board representative shall not have been elected or appointed to the Board within 30 days following such vacancy).

     3. NOVO will permit BDM and its representatives, at BDM's expense, to visit and inspect NOVO's properties, to examine its books of account and records (including but not limited to all such records relating to NOVO's servicing of BDM Clients) and to discuss NOVO's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by BDM
(it being understood that any material non-public information concerning



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NOVO or its operations shall be subject to the existing non-disclosure undertakings of the parties).

     4. This letter agreement is intended to be a legally binding agreement. The provisions of Section 5 of the Acknowledgment are incorporated into this letter agreement. Nothing herein shall be deemed to modify the terms of the Acknowledgment, which remains in effect.



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      5.    Each of the parties agrees to execute such additional documents and take such further actions as may be reasonably requested by the other party to effectuate the provisions of this letter agreement.

                                    Very truly yours,

                                    NOVO MEDIAGROUP, INC.


                                    By:  /s/ KELLY RODRIQUES
                                       ----------------------------
                                    Its: CEO
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Agreed and Acknowledged:


BDM, INC.

By:  /s/ CRAIG D. BROWN
   -------------------------------
Its:   Chief Operating Officer
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                                                                      ANNEX A


BDM CLIENTS
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AN ASTERISK [ * ] INDICATES THAT CERTAIN
CONFIDENTIAL INFORMATION CONTAINED IN THIS
DOCUMENT, HAS BEEN OMITTED, PURSUANT TO A
REQUEST FOR CONFIDENTIAL TREATMENT, AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.